EXHIBIT 10.40

Consulting Agreement

This Agreement is entered into effective as of September 1, 2009, between CAREVIEW COMMUNICATIONS, INC. (hereinafter “COMPANY”) and DEVELO FINANCIAL GROUP, LLC (hereinafter “DEVELO.”)

WHEREAS, the Company is engaged in providing products and services to health care providers and wishes to engage DEVELO to advise COMPANY on matters relating to the field of the ongoing capita! requirements of the company](hereinafter “Field”) under the following terms and conditions:

1.	Consulting and Advisory Activities. DEVELO’s responsibilities shall include, without limitation, the following activities (hereinafter collectively referred to as “Services”):

a. DEVELO will act as a placement agent for certain private placements and receive a cash commission of 1% net to DEVELO for such services (DEVELO will be responsible for paying any and all commissions to any agents it might utilize in any private placement of COMPANY securities) and will comply with all relevant securities laws and regulations; and

b. Services to be performed are to include research relative to opportunities for additional financing for the company. When such additional financing is required, providing advice on the structuring for such financings, and sourcing qualified facilitators of such financing]

The Services may be performed via telephone and other forms of remote correspondence, and may include meetings with personnel and other consultants at times and locations to be mutually agreed upon. In each instance, DEVELO shall perform the Services only upon COMPANY’S request and after the scope of the Services has been approved by COMPANY. The COMPANY and DEVELO acknowledge and agree that such Service will not exceed an average of one day per week.

DEVELO represents and warrants that at the time of execution of this Agreement, the terms of this Agreement are not inconsistent with any other contractual or legal obligations DEVELO may have or with the policies of any institution or company with which DEVELO is associated.

2.	Compensation. In consideration for DEVELO’s services hereunder, COMPANY shall pay DEVELO as follows: Company shall issued 500,000 warrants to buy the Company’s common shares at $.52 per share. The warrant exercise period shall be for five years from the date of the warrant issuance.

3.	Term and Termination. This Agreement shall be effective upon the date set forth in the first paragraph of this Agreement and continue until March 1, 2010.

4.	Confidential Information

a.	With respect to any information of the COMPANY of a proprietary or confidential nature which is marked or otherwise identified in writing as confidential, which DEVELO may obtain from COMPANY in the performance of the Services hereunder (all of such information being referred to hereinafter as “Company Information”), it is understood that unless disclosure or use of Company Information is specifically permitted by the COMPANY, DEVELO will for a period of three (3) years from the date of disclosure hereunder (i) treat Company Information as confidential; (ii) not use any Company Information except as and to the extent necessary for the performance of the Services hereunder; and (iii) not disclose any Company Information to any third party. DEVELO retains the right to refuse to accept any Company Information.

b.	Upon termination of this Agreement, COMPANY may request that DEVELO return or destroy all Company Information.

c.	Develo’s obligations set forth in this Section 4 shall not apply with respect to any portion of the Company Information that (i) was in the public domain at the time it was communicated to DEVELO under this Agreement; (ii) entered the public domain through no breach of this Agreement by DEVELO, subsequent to the time it was communicated to DEVELO under this Agreement; (iii) was in DEVELO’s possession, and, to the best of DEVELO’s knowledge, free of any obligation of confidence at the time it was communicated to DEVELO; (iv) was rightfully communicated to DEVELO free of any obligation of confidence subsequent to the time it was communicated to DEVELO under this Agreement; (v) was developed by DEVELO independently of and without reference to any information communicated to DEVELO under this Agreement: and (vi) is required to be disclosed in response to a valid order by a court or other governmental body, or as otherwise required by law.

5.	Compliance with Laws and Regulations. In the performance of the Services hereunder, DEVELO shall comply with all applicable federal, state and local laws, regulations and guidelines.

6.	Limitation of Liability; Indemnification. DEVELO shall not be liable to COMPANY for any loss incurred in the performance of the Services hereunder unless caused by DEVELO’s intentional misconduct. COMPANY agrees, at its sole defense, to indemnify and defend DEVELO from and against any damages, claims or suits by third parties against DEVELO arising from the performance of DEVELO’s Services hereunder unless caused by DEVELO’s intentional misconduct.

7.	Independent Contractor. DEVELO’s status under this Agreement is that of an independent contractor. DEVELO shall not be deemed an employee,

agent, partner or joint venturer of COMPANY for any purpose whatsoever, and DEVELO shall have no authority to bind or act on behalf of COMPANY. This Agreement shall not entitle DEVELO to participate in any benefit plan or program of COMPANY. DEVELO shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax.

8.	Assignment. Neither party may assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without the other party’s prior written consent. Any attempted assignment or delegation without such consent shall be null and void.

9.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and assigns of the parties.

10.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This agreement may be modified only by written agreement signed by the parties.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws rules.

COMPANY

/s/ Samuel A. Greco
By:	Samuel A. Greco

Date:	9/1/09

DEVELO

/s/ Jeff Howes
By:	Jeff Howes

Date:	9/1/09